The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 3268)
August 13, 2013
To our shareholders:
HAJIME CONSTRUCTION CO., LTD
2-26-11, Shakujiimachi, Nerima-ku Tokyo, Japan Tadayoshi Horiguchi
Representative Director & President

Convocation Notice for Extraordinary General Meeting of Shareholders

Notice is hereby given that an extraordinary general meeting of shareholders of HAJIME CONSTRUCTION CO., LTD (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference materials and state on the enclosed form whether you are voting “for” or “against” each agenda item and return the form so that it is received by 5:40 p.m. on Thursday, August 29, 2013.

1.	Date/Time:	10:00 a.m. on Friday, August 30, 2013
2.	Venue:	Conference room on the third floor of the Company’s headquarters located at 2-26-11, Shakujiimachi, Nerima-ku, Tokyo, Japan

3.	Purpose
Matters to be Resolved
Agenda Item 1:	Approval of the share transfer plan
Agenda Item 2:	[Omitted]
Agenda Item 3:	[Omitted]

4.	Matters to be determined in convening the meeting
Pursuant to the provisions of laws and regulations and Article 15 of the Company’s Articles of Incorporation, of the matters to be set forth regarding “Agenda Item 1: Approval of the share transfer plan” in the reference materials provided with this convocation notice, the financial statements, etc. for the most recent fiscal year of the other companies to become wholly owned subsidiaries through the share transfer (Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, LTD., TACT HOME CO., LTD., ARNEST ONE CORPORATION and ID HOME Co., Ltd.) are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)

----------------------------------------------------------------------------------
If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
If any corrections are made to the reference materials, the Company will post such corrections on its website (http://www.hajime-kensetsu.co.jp).

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Item 1: Approval of the Share Transfer Plan
The Company and five other companies consisting of Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TOUEI HOUSING CORPORATION (Nishi-Tokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), TACT HOME CO., LTD. (Nishi-Tokyo-shi, Tokyo, President: Shigeo Yamamoto, “TACT HOME”), ARNEST ONE CORPORATION (Nishi-Tokyo-shi, President: Yoichi Nishikawa, “ARNEST ONE”) and ID HOME Co., Ltd. (Nishi-Tokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the Share Transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are listed on the Tokyo Stock Exchange.
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies for the Management Integration.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange for the Company’s shares, based on the designated share exchange ratio.

1.	Reason for the Share Transfer

The Company has focused on providing newly-built detached houses based on the philosophy of “satisfying customers by providing more customers with high quality housing at an affordable price, and contributing to local communities through business development.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The Company has therefore recognized that there are limits to what can be achieved by its individual management efforts to continue providing customers with products and services to their satisfaction, and therefore decided to conduct the Management Integration.
Upon undergoing the Management Integration, we expect to fully realize synergies by utilizing the holding company structure which would help the companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Therefore, we decided to establish the joint holding company through the joint share transfer.
The Management Integration is expected to combine the management resources and know-how of the six companies.  By leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole, we hope to create an environment where customers may obtain high-quality residences at reasonable prices.  In addition to sales of newly-built detached houses, the joint holding company will aim to secure new sources of income through the creation of new customer value and expansion into overseas markets, as well as to contribute to the creation of an enriching society.

2.	[Omitted]

3.	Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act

(1) Upon implementation of the Share Transfer, each of the six companies will become wholly owned subsidiaries of the joint holding company, and the companies have decided on the allotment of common shares of the joint holding company (“Share Transfer Ratio”) to their respective shareholders as follows.
(i) The Share Transfer Ratio is as follows.

Company name	The Company	Iida Home Max	TOUEI HOUSING	TACT HOME	ARNEST ONE	ID HOME
Share transfer ratio	3.14	1.00	1.16	108	1.16	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.         For one share of common stock of the Company, 3.14 shares of common stock of the joint holding company will be delivered.
2.         For one share of common stock of Iida Home Max, 1 share of common stock of the joint holding company will be delivered.
3.         For one share of common stock of TOUEI HOUSING, 1.16 shares of common stock of the joint holding company will be delivered.
4.         For one share of common stock of TACT HOME, 108 shares of common stock of the joint holding company will be delivered.
5.         For one share of common stock of ARNEST ONE, 1.16 shares of common stock of the joint holding company will be delivered.
6.         For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned Share Transfer Ratio may be changed upon discussion among the six companies.

(Note 2) One unit of the joint holding company will be 100 shares.

(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common shares: 294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (the Company: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; TOUEI HOUSING: 26,958,535 issued and outstanding shares; TACT HOME: 231,892 issued and outstanding shares; ARNEST ONE: 65,687,321 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(ii) Basis for calculation of allotment for the Share Transfer is as set forth in Exhibit 2.

(2) The six companies determined the amount of capital and capital reserve of the joint holding company upon the establishment of the joint holding company as follows.
(i)	The amount of capital and capital reserve of the joint holding company is as follows.
Capital:  ¥10 billion
Capital reserve:  ¥2.5 billion
Legal retained earnings:  ¥0
(ii)
After comprehensively considering and examining the capital policies, etc. of the joint holding company, the six companies have negotiated and determined the amount of capital and capital reserve of the joint holding company, which falls within the parameters of the provision of Article 52 of the Ordinance on Accounting of Companies.

4.	[Omitted]

5.	Items Concerning the Other Wholly-Owned Subsidiaries after Implementing the Share Transfer

(1)   Iida Home Max
(i)	Contents of financial statements for the latest business year (year ended April 2013)
Contents of financial statements of Iida Home Max for the year ended April 2013 are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(2)   TOUEI HOUSING
(i)	Contents of financial statements for the latest business year (year ended January 2013)
Contents of financial statements of TOUEI HOUSING for the year ended January 2013 are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(3)   TACT HOME
(i)	Contents of financial statements for the latest business year (year ended May 2012)
Contents of financial statements of TACT HOME for the year ended May 2012 are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(4)   ARNEST ONE
(i)	Contents of financial statements for the latest business year (year ended March 2013)
Contents of financial statements of ARNEST ONE for the year ended March 2013 are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(5) ID HOME
(i)	Contents of financial statements for the latest business year (year ended December 2012)
Contents of financial statements of ID HOME for the year ended December 2012 are posted on the Company’s website (http://www.hajime-kensetsu.co.jp/ir/document.html)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable

6.	Contents of events occurring after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets of the Company
Not applicable

Cautionary Statement Regarding Forward-Looking Statements

This convocation notice contains forward-looking statements that reflect the companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

(Exhibit 1)
BUSINESS REPORT
(February 1, 2012 ~ January 31, 2013)

1.	Current State of Business Group
(1)	Business Status in Current Consolidated Fiscal Year
(i)	Business Progress and Results
Although supported by the recovery demand and other factors associated with the Great East Japan Earthquake, Japan’s economy in the current consolidated fiscal year weakened against the backdrop of a slowdown in the global economy which started in Europe. However, the expectations for fiscal easing by the new administration from the end of our fiscal year have led to a recovery in stock prices and other hopeful signs of recovery.
In the real estate industry, continued low interest rates have supported housing loans, and the market seems to have bottomed out, but competition from other companies has intensified mainly for properties in the lower price range.
Amid these circumstances, the Company has made every effort to control costs and improve quality, and has focused on providing more customers with high quality housing at affordable prices.
In addition, we acquired JONAN CONSTRUCTION CO., LTD in an effort to expand the content of our contract construction business and improve profitability.
As a result of these efforts, in the current consolidated fiscal year, the Company recorded sales of ¥278,662 million, operating income of ¥25,679 million, ordinary income of ¥24,940 million and net income of ¥16,182 million.
(Note)	This consolidated fiscal year is the first fiscal year for preparing consolidated financial statements, and as such year-on-year comparisons have been omitted.
Segment performance is as set forth hereunder.
Name of Segment	Amount (million yen)	Content
Building and sales of detached housing	194,290	Units constructed and sold: 7,202 units, ¥184,137 million; land sold : 430 lots, ¥10,152 million
Building and sales of condominiums	38,625	Condominium units: 1,162 units
Contract construction business	44,504	Spec homes: 524 units, ¥5,844 million; additional constructions and options with sales of houses: 3,664 projects, ¥1,434 million; sales from subsidiary: ¥37,224 million
Other	1,242	Provision of services incidental to sales of houses, etc.

(ii)	Capital Investment
i.	Equipment, etc. acquired during the current consolidated fiscal year
No equipment, etc. was acquired during the current consolidated fiscal year.
ii.	Key equipment, etc. scrapped or sold during the current consolidated fiscal year
No key equipment, etc. was scrapped or sold during the current consolidated fiscal year.

(iii)	Financing
Our major demand for financing is for funds to acquire land for business purposes, and although we are creating a self-financing system, at present we procure a portion of our financing in the form of loans from financial institutions.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Equity Interest, Stock Options, etc.
With an effective date of February 1, 2012, the Company acquired the stock of JONAN CONSTRUCTION CO., LTD, and made this company and its subsidiary, JONAN FINANCIAL SERVICE CO., LTD, subsidiaries of the Company.

(2)	Assets and Earnings in the Three Most Recent Fiscal Years
Classification	43rd Term (Fiscal Year Ended January 31, 2010)	44th Term (Fiscal Year Ended January 31, 2011)	45th Term (Fiscal Year Ended January 31, 2012)	46th Term (Current Consolidated FY) (Fiscal Year Ended January 31, 2013)
Sales (million yen)	200,780	209,758	218,838	278,662
Ordinary income (million yen)	18,054	23,503	19,856	24,940
Net income (million yen)	10,202	13,884	11,615	16,182
Net income per share (yen)	394.29	486.12	406.69	566.57
Total assets (million yen)	97,009	112,848	125,205	185,813
Net assets (million yen)	36,453	47,908	57,247	71,579
Net assets per share (yen)	1,276.30	1,677.35	2,004.30	2,496.30
(Notes)	1.	Fractions of less than one million yen have been rounded off and omitted.
2.
Net income per share is calculated based on the average total number of issued and outstanding shares during the year, and net assets per share are calculated based on the total number of issued and outstanding shares as of the end of the year.

3.	43rd through 45th terms are stated on a non-consolidated basis, and the 46th term is stated on a consolidated basis.

(3)	Parent Company and Key Subsidiaries
(i)	Status of Parent Company
Not applicable.

(ii)	Key Subsidiaries
Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
JONAN CONSTRUCTION CO., LTD	100 million yen	99.9%	Construction contracting, construction and sale of homes, real estate brokering.
(Notes)	1.	Became a subsidiary from February 1, 2012.
2.	The Company’s percentage of voting rights held includes 4.9% which is held indirectly.

(4)	Issues to be Addressed
In the real estate industry, which is our group’s core business, signs of change are showing in the stagnant economy due to policies centering on monetary easing and the establishment of inflation targets. While this is expected to improve the mindset of home buyers, there is tough competition from other companies centering on properties in the lower price range.
Under these circumstances, the Company is focusing its efforts on cutting costs and improving quality, and being more selective in the content of its properties in order to provide high-quality affordable housing to more customers.  We will continue to do everything we can to address the following matters.

(i)	After-sales System
Our aim is to strengthen our inspection system and establish a quality assurance system with a goal of improving quality.  In addition, we will attempt to enhance our after-sales system to handle improvements in performance and longer life of housing, and will create an environment that allows our customer to live with a peace of mind.

(ii)	Operation of Stores
We are striving to operate more community-based stores to enable us to better gather information and requests from customers. We will strive to promptly reflect such information and requests in our products so as to provide products that are highly regarded by the market and satisfy our customers.

(iii)	Pricing Policy
In order to provide quality products at lower pricing to more customers, we will endeavor to manage our work and progress, utilize our economies of scale and realize lower costs.

(iv)	Marketing Policy
With regard to the management of the risk of falling real estate prices, the most important aspect is to increase turnover by shortening the business cycles, and we are making efforts to promote such turnover of business cycles.

(v)	Employee Training
We will enhance employee training and education to improve the level of competence in their respective tasks, enforce compliance and strive to nurture responsible employees who understand the Company’s management philosophy.

(5)	Content of Primary Businesses (as of January 31, 2013)
The group’s primary business is the construction and sale of housing.  The detached housing sales business is our core business, and together with this we are pursuing condominium sales, contract construction and other incidental business.  The content is as follows.
Business Content
Detached Housing
We develop and sell high-quality, affordable ready-built housing with land mainly in the major urban areas in the prefectures in the Kanto region, Tokai region, Kinki region, as well as in Fukuoka Prefecture, Miyagi Prefecture and Fukushima Prefecture.
We also subdivide lots for those who wish to purchase only land.

Condominiums	We develop and sell mainly family-type condominiums centering in highly convenient locations in Tokyo, Kanagawa Prefecture, Chiba Prefecture and Saitama Prefecture.
Contract Construction
We have opened showrooms and sales offices in the Kanto region, Fukuoka Prefecture, Osaka, Aichi Prefecture, Miyagi Prefecture and Shizuoka Prefecture.  Using our know-how of detached housing sales, we construct and sell high-quality affordable homes which are mainly pre-designed homes.
We provide additional construction and option constructions with the sale of houses.
Our subsidiary company constructs and sells custom-made homes with flexibility in the design of the homes.

Other	We earn brokerage fees for propane gas, moving and other services incidental to the sale of houses.

Consolidated Balance Sheets
(as of January 31, 2013)

(Unit: million yen)
Assets		Liabilities
Current assets	173,902	Current liabilities	105,517
Cash and deposits	24,759	Notes payable-trade	11,854
Real estate for sale	39,354	Trust account for payables	7,281
Real estate for sale in process	89,924	Accounts payable for construction contracts	13,959
Costs on uncompleted construction contracts	13,747	Short-term loans payable	50,827
Supplies	31	Current portion of bonds	64
Advances	2,130	Current portion of long-term loans payable	9,346
Prepaid expenses	1,762	Lease obligations	16
Deferred tax assets	1,129	Accounts payable	1,874
Consumption tax receivable	466	Accrued expenses	660
Other	594	Income taxes payable	5,549
Noncurrent assets	11,911	Accrued consumption tax	337
Property, plant and equipment	8,511	Advances received	3,098
Buildings	5,520	Deposits received	369
Structures	549	Unearned revenue	9
Vehicles	372	Provision for bonuses	268
Equipment	941	Noncurrent liabilities	8,716
Accumulated depreciation	(4,714)	Bonds	72
Land	5,737	Long-term loans payable	5,561
Lease assets	58	Lease obligations	45
Construction in process	46	Deferred tax liabilities	45
Intangible assets	294	Provision for retirement benefits	1,458
Software	264	Provision for construction warranties	857
Telephone subscription right	30	Asset retirement obligations	548
Investments and other assets	3,104	Other	128
Investment securities	1,061	Total liabilities	114,234
Investments in capital	6	Net Assets
Long-term loans	274	Shareholders’ equity	71,279
Long-term loans receivable from employees	23	Capital stock	3,298
Claims provable in bankruptcy/rehabilitation, etc.	59	Capital surplus	3,208
Long-term prepaid expenses	22	Retained earnings	64,772
Deferred tax assets	933	Treasury stock	(0)
Lease deposits in trust	937	Total accumulated other comprehensive income	20
Allowance for doubtful accounts	(214)	Valuation difference on available-for-sale securities	20
		Minority interests	279
		Total net assets	71,579
Total assets	185,813	Total liabilities and net assets	185,813
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from February 1, 2012 to January 31, 2013)
(Unit: million yen)
Item	Amount
Net sales		278,662
Cost of sales		227,273
Gross profit		51,389
Selling, general and administrative expenses		25,709
Operating income		25,679
Non-operating income
Interest income	7
Interest on securities	7
Dividends income	2
Penalty income	27
Payment subsidy income	28
Receipt income	5
Other	93	172
Non-operating expenses
Interest expenses	862
Interest on bonds	1
Other	47	911
Ordinary income		24,940
Extraordinary income
Gain on sales of noncurrent assets	34
Gain on negative goodwill incurred	582	617
Extraordinary loss
Loss on retirement of noncurrent assets	23
Impairment loss	58
Loss on sales of stocks of subsidiaries	164	246
Income before income taxes		25,312
Income taxes-current	9,561
Income taxes-deferred	(434)	9,127
Income before minority interests		16,184
Minority interests in income		1
Net income		16,182
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Shareholders’ Equity
(from February 1, 2012 to January 31, 2013)
(Unit: million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of current period	3,298	3,208	50,732	(0)	57,238
Changes of items during the period
Dividends from surplus			(2,142)		(2,142)
Net income			16,182		16,182
Purchase of treasury stock				(0)	(0)
Net changes of items other than shareholders’ equity during the period
Total changes of items during the period	-	-	14,040	(0)	14,040
Balance at the end of current period	3,298	3,208	64,772	(0)	71,279

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at the beginning of current period	8	8	-	57,247
Changes of items during the period
Dividends from surplus				(2,142)
Net income				16,182
Purchase of treasury stock				(0)
Net changes of items other than shareholders’ equity during the period	12	12	279	291
Total changes of items during the period	12	12	279	14,332
Balance at the end of current period	20	20	279	71,579
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

1.	Notes on Significant Items for Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

Consolidated subsidiaries
Number of consolidated subsidiaries	Two (2)
Names of major consolidated subsidiaries	JONAN CONSTRUCTION CO., LTD
Change to scope of consolidation
JONAN CONSTRUCTION CO., LTD and JONAN FINANCIAL SERVICE CO., LTD have been included in the scope of consolidation from the current consolidated fiscal year due to acquisition of shares of JONAN CONSTRUCTION CO., LTD

(2)	Application of the equity accounting method

Not applicable

(3)	Consolidated fiscal year

The last day of the fiscal year for consolidated subsidiaries is the same date as the last day of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

	Securities with no fair value:	Cost method using the moving average method
	Held-to-maturity securities	Amortized cost method (straight line method)

B.	Inventories
	Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts	Cost method (book value devaluation based on reduction of profitability for value in the balance sheets) using the specific identification method

(ii)	Depreciation method for significant depreciable assets
A.	Property, plant and equipment (excluding lease assets)	The declining balance method is used for the Company and its consolidated subsidiaries. However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life
		Buildings:	10-50 years
		Structures:	10-35 years
		Vehicles:	2-6 years
		Equipment:	3-20 years

B.	Intangible assets (excluding lease assets)
	Software (for internal use)	The fixed amount method is used for software for internal use based on the expected in-house possible period of use (five years).
	Other intangible assets	The fixed amount method is used for other intangible assets.

C.	Lease assets
Lease assets not involving the transfer of ownership and lease transaction assets
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before January 31, 2009.

(iii)	Standards for recording significant allowances
A.	Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

B.	Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the provision of bonuses to employees.
C.	Provision for retirement benefits	Booked based on the expected retirement benefits liabilities at the end of the current consolidated fiscal year, to provide for the payment of employee retirement benefits.
D.	Provision for construction warranties
To provide for losses due to defects after the delivery of buildings and warranty service costs, the expected future burden is booked based on an amount estimated using past records such as repair costs for building sold.

(iv)	Standards for recording revenue and costs
The construction completion standard is applied for work with a very short construction schedule. For other works, the percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the current consolidated fiscal year.

(v)	Consumption taxes
Tax exclusion method is used.
However, consumption taxes related to assets not subject to deductions are recorded as costs in the current consolidated fiscal year during which it is incurred.

2.	Notes to Changes to Accounting Policies

Change in depreciation method
In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the depreciation and amortization method for buildings, plants and equipment acquired on and after April 1, 2012 changed to a method based on the amended Corporation Tax Act. This change had a minor impact on the profit and loss for the consolidated fiscal year.

(Additional information)
Application of accounting standard as a result of accounting changes and error corrections
Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 announced on December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 announced on December 4, 2009) apply as a result of accounting changes and corrections of past errors that will take place on or after the beginning of the current consolidated fiscal year.

3.	Notes to the Consolidated Balance Sheets
Assets furnished as collateral and secured debt
(i)	Assets furnished as collateral
  (Unit: million yen)
Term deposits	40
Real estate for sale	16,806
Real estate for sale in process	41,490
Buildings	1,220
Land	2,458
Total	62,015

The above includes real estate for sale with mortgage registration reserved worth ¥9,812 million and real estate for sale in process worth ¥15,406 million.

(Unit: million yen)
(ii)	Secured debt
Short-term loans payable	36,137
Current portion of bonds	64
Current portion of long-term loans payable	9,329
Long-term loans payable	5,498
Bonds	72
Total	51,101

In addition to the foregoing, the Company has also deposited ¥634 million for defects in housing sold under the Act on Assurance of Performance of Specified Housing Defect Warranties (investment securities: ¥612 million; lease deposits in trust: ¥22 million) and business security deposits under the Building Lots and Buildings Transaction Business Act (investment securities: ¥235 million; lease deposits in trust: ¥32 million).

4.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Types of issued and outstanding shares and numbers of shares
(thousand shares)
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	28,562	—	—	28,562

(2)	Types of treasury shares and numbers of shares
(thousand shares)
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	0	0	—	0
(Note) Increase in the number of treasury shares is due to the purchase of 23 shares (less than one unit).

(3)	Dividends from surplus
(i)	Amount, etc. of dividends
Resolution	Type	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
March 12, 2012 Meeting of the Board of Directors	Common shares	999	35	January 31, 2012	April 25, 2012
September 10, 2012 Meeting of the Board of Directors	Common shares	1,142	40	July 31, 2012	October 9, 2012

(ii)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following fiscal year
Resolution	Type	Source	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
March 11, 2013 Meeting of the Board of Directors	Common shares	Retained earnings	1,142	40	January 31, 2013	April 24, 2013

5.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company’s group only uses short-term deposits, etc. for the management of finances, and obtains financing in the form of loans from banks for the acquisition of land for business purposes.
(ii)	Details of financial instruments, the risks and risk management system
Investment securities are comprised of national government bonds provided as security deposits and securities or equity contributions related to businesses, and are exposed to the risks of the issuer or the risk of market fluctuations. Securities with a market price have their fair value checked quarterly. For securities without a market value, the Company regularly obtains financial statements or other documents that can be used to ascertain financial standing in order to confirm that there has been no change in the financial status of the counterparty, and monitors the status of holdings on an ongoing basis.
Notes payable-trade, trust account for payables and accounts payable for construction contracts that are trade liabilities have a payment deadline of less than one year and, although they are exposed to liquidity risks at the time of settlement, the Company manages liquidity risks through the timely preparation and updating of a funding plan and maintaining immediate liquidity.

Short-term loans payable, long-term loans payable and bonds are predominantly used to raise funds for the acquisition of land for business purposes. These loans payable and bonds mainly have variable interest rates and are therefore exposed to the risk of interest rate fluctuations. Interest rate fluctuation risk is managed by monitoring whether there are any significant changes in interest rates by preparing monthly interest rate fluctuation reports.
(iii)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments is calculated using the market value, or using reasonable calculations in the case where there is no market value.

(2)	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of January 31, 2013 are as follows. Please note that financial instruments that are highly difficult to determine market values are not included.

(Unit: million yen)
		Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	24,759	24,759	—
(2)	Investment securities
	Other securities	626	626	—
	Held-to-maturity securities	235	237	2
Total assets		25,621	25,624	2
(1)	Notes payable-trade	11,854	11,854	—
(2)	Trust account for payables	7,281	7,281	—
(3)	Accounts payable for construction contracts	13,959	13,959	—
(4)	Short-term loans payable	50,827	50,827	—
(5)	Current portion of bonds	64	64	—
(6)	Current portion of long-term loans payable	9,346	9,349	2
(7)	Income taxes payable	5,549	5,549	—
(8)	Bonds	72	72	—
(9)	Long-term loans payable	5,561	5,553	(7)
Total liabilities		104,514	104,509	(5)
Note 1.       Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(2) Investment securities
The value on the securities exchange is used for the fair value of shares. The fair value of bonds is evaluated using the statistical data indicated by the Japan Securities Dealers Association.

Liabilities
(1) Notes payable-trade, (2) Trust account for payables, (3) Accounts payable for construction contracts, (4) Short-term loans payable and (7) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(5) Current portion of bonds, (6) Current portion of long-term loans payable and (8) Bonds
As those with variable interest rates reflect market interest rates in the short term, the book value is regarded as almost exactly the same as the fair value, and therefore the book value is used.
(9) Long-term loans payable
As those with variable interest rates reflect market interest rates in the short term, the book value is regarded as being almost exactly the same as the fair value, and therefore the book value is used. For those with fixed interest rates, fair value is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2.       Financial instruments for which it is highly difficult to determine a fair value
Classification	Value Recorded in the Consolidated Balance Sheets (million yen)
Unlisted shares	199
These are not included in (2) “Investment securities” above because they have no market value, future cash flows cannot be calculated and are highly difficult to determine fair values.

Note 3.       Scheduled redemption amounts after closing for monetary claims and investment securities with maturity dates
(Unit: million yen)
	Within One Year	More than One Year and Less than Five Years	More than Five Years and Less than Ten Years	More than Ten Years
Cash and deposits	21,899	2,500	360	—
Investment securities Other securities with a maturity date (national government bonds)	—	—	—	610
Held-to-maturity securities	—	—	—	235

Note 4.       Scheduled redemption amount after closing for bonds and long-term loans payable
(Unit: million yen)
	Within One Year	More than One Year and Less than Two Years	More than Two Years and Less than Three Years	More than Three Years and Less than Four Years	More than Four Years and Less than Five Years	More than Five Years
Bonds	64	72	—	—	—	—
Long-term loans payable	9,346	5,400	100	48	10	1
Total	9,410	5,472	100	48	10	1

6.	Notes on Real Estate for Lease
Notes omitted because total value of real estate for lease is insignificant.

7.	Notes on Per Share Information

(1)	Net assets per share	¥2,496.30
(2)	Net income per share	¥566.57

8.	Significant Subsequent Events

Not applicable

9.	Other Notes

Not applicable

(Exhibit 2)

Basis for Calculation of Allotment for the Share Transfer

1.	Basis for Calculation

In order to ensure the Share Transfer Ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the Share Transfer Ratio. HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”), ARNEST ONE retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see Exhibit “2-1 Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by HAJIME CONSTRUCTION, Iida Home Max, TACT HOME, ARNEST ONE and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.	Background to Calculations

Based on the financial analyses of the Share Transfer Ratio provided by Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the Share Transfer Ratio set forth in the Share Transfer Plan were appropriate and agreed to such Share Transfer Ratio.

3.	Relationship with Financial Advisors

Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities, do not qualify as parties related to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.	Delisting

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.	Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ARNEST ONE obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is fair for ARNEST ONE’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.

6.	Measures to Avoid Conflicts of Interest

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

(Exhibit 2-1)
Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.	Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38	2.29~3.42
DCF	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Letter of Intent Agreement Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the Share Transfer Ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

2.	PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the Share Transfer Ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.
The following sets forth the results of the Share Transfer Ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227	2.675~3.108
Comparable Companies Analysis	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608	3.742~3.876
DCF	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546	2.501~4.183

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID HOME and on the First Section of the Tokyo Stock Exchange for Iida Home Max, TOUEI HOUSING, TACT HOME and ARNEST ONE) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the representations in the fairness opinion is based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the Share Transfer Ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.	YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91~125	1.02~1.38	2.29~3.42
Comparable Companies Analysis	1.35~6.65	0.76~1.82	57~181	0.55~2.11	1.29~6.58
DCF	2.62~4.20	1.01~1.73	105~173	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the Share Transfer Ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.	AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, ARNEST ONE and ID HOME if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	105~110	1.15~1.21	2.67~3.11
DCF	2.37~5.27	0.82~2.09	95~225	1.14~2.35	2.36~5.55
Comparable Companies Analysis	1.95~3.69	0.57~1.41	73~103	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the Share Transfer Ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

5.	Benedi Consulting (advisor to ARNEST ONE)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.
The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21	2.67~3.11
DCF	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62	2.41~3.58
Comparable Companies Analysis	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the Share Transfer Ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of ARNEST ONE; they were prepared only for the convenience of the Board of Directors of ARNEST ONE when considering the Share Transfer Ratio and may not be relied on or used by any other persons or for any other purpose.

6.	Tokai Tokyo Securities (advisors to ID HOME)

Tokai Tokyo Securities analyzed the Share Transfer Ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a share transfer ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and six-the month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Letter of Intent Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations for the Share Transfer Ratio is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for ARNEST ONE	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.05~3.57	1.08~1.20	105~111	1.15~1.42	2.54~3.11
Comparable Companies Analysis	2.56~4.04	0.55~1.36	93~137	1.06~1.93	2.49~4.09
DCF	3.97~6.57	1.05~1.07	58~139	1.86~2.48	1.35~3.22

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the Share Transfer Ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.
Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID HOME and have been prepared only for the convenience of the Board of Directors of ID HOME when considering the Share Transfer Ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID HOME at the general meeting of shareholders held with respect to the Share Transfer, nor did it recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions, except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from ID HOME for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.